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                              ALLIED FIRST BANK, SB
                              NAPERVILLE, ILLINOIS

                            PLAN OF STOCK CONVERSION


I.       GENERAL
         -------

         On September 17, 2001, the Board of Directors of the Savings Bank adopted this Plan whereby the Savings Bank would convert from an Illinois mutual savings bank to an Illinois stock savings bank. This Plan also provides for the concurrent formation of the Holding Company. In accordance with FDIC and OBRE rules, the Plan provides that non-transferable subscription rights to purchase Holding Company Stock in the subscription offering will be offered first to Eligible Account Holders of record as of the Eligibility Record Date, then to Supplemental Eligible Account Holders of record as of the Supplemental Eligibility Record Date, then to Other Members, and then to directors, officers and employees. Concurrently with, at any time during, or promptly after the Subscription Offering, and on a lowest priority basis, an opportunity to subscribe may also be offered to the general public in a Direct Community Offering or a Public Offering. The price of the Holding Company Stock will be based upon an independent appraisal of the Savings Bank and will reflect its estimated PRO FORMA market value, as reorganized. It is the desire of the Board of Directors of the Savings Bank to attract new capital to the Savings Bank in order to increase its capital position, support future growth and increase the amount of funds available for lending.

II.      DEFINITIONS
         -----------

         ACTING IN CONCERT: The term "acting in concert" shall have the same meaning given it in 12 C.F.R. ss.574.2(c), as applied by the OBRE and the FDIC, and as reasonably interpreted solely within the discretion of the Boards of Directors of the Savings Bank and the Holding Company.

         ACTUAL SUBSCRIPTION PRICE: The price per share, determined as provided in Section IV of the Plan, at which Holding Company Stock will be sold in the Subscription Offering.

         AFFILIATE: An "affiliate" of, or a Person "affiliated" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified.

         ASSOCIATE: The term "associate," when used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Holding Company, the Savings Bank or a majority-owned subsidiary of the Holding Company) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Holding Company or the Savings Bank or any subsidiary of the Holding Company.

         BIF:  Bank Insurance Fund of the FDIC.


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         CONVERSION: The conversion of the Savings Bank to an Illinois stock chartered savings bank pursuant to this Plan.



         DEPOSIT ACCOUNT: Means certificates of deposit, withdrawable deposits, Savings Deposits, demand deposit accounts, or checking accounts.



         DIRECT COMMUNITY OFFERING: The offering to the general public of any unsubscribed shares which may be effected as provided in Section IV hereof.

         ELIGIBILITY RECORD DATE: The close of business on December 31, 1998.

         ELIGIBLE ACCOUNT HOLDER: Any Person holding a Qualifying Deposit in the Savings Bank on the Eligibility Record Date.

         EXCHANGE ACT: The Securities Exchange Act of 1934, as amended.

         FDIC: Federal Deposit Insurance Corporation.

         FRB: Board of Governors of the Federal Reserve System.

         HOLDING COMPANY: A corporation to be formed by the Savings Bank which upon completion of the Conversion will own all of the outstanding common stock of the Savings Bank, and the name of which will be selected in the future.

         HOLDING COMPANY STOCK: Shares of common stock, par value $.01 per share, to be issued by the Holding Company as a part of the Conversion.

         MARKET MAKER: A dealer (I.E., any Person who engages directly or indirectly as agent, broker or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing, and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

         MAXIMUM SUBSCRIPTION PRICE: The price per share of Holding Company Stock to be paid initially by subscribers in the Subscription Offering.

         MEMBER: Any Person or entity that qualifies as a member of the Savings Bank pursuant to this Plan.

         OBRE: State of Illinois' Office of Banks and Real Estate.

         OFFICER: An executive officer of the Holding Company or the Savings Bank, including the Chairman of the Board, President, Executive Vice Presidents, Senior Vice Presidents in charge of principal business functions, Secretary and Treasurer.

         ORDER FORMS: Forms to be used in the Subscription Offering to exercise Subscription Rights.

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         OTHER MEMBERS: Members of the Savings Bank, other than Eligible Account
Holders or Supplemental Eligible Account Holders, as of the Voting Record Date.

         PERSON: An individual, a corporation, a partnership, an association, a limited liability company, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof.

         PLAN: This Plan of Stock Conversion, including any amendment approved as provided in this Plan.

         PUBLIC OFFERING: The offering for sale through the Underwriters to selected members of the general public of any shares of Holding Company Stock not subscribed for in the Subscription Offering or the Direct Community Offering, if any.

         PUBLIC OFFERING PRICE: The price per share at which any unsubscribed shares of Holding Company Stock are initially offered for sale in the Public Offering.

         QUALIFYING DEPOSIT: The aggregate balance of $50 or more of each Deposit Account of an Eligible Account Holder as of the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the Supplemental Eligibility Record Date.

         REGULATORY AUTHORITY: The OBRE or FDIC.

         SAVINGS ACCOUNT: The term "Savings Account" means any withdrawable account in the Savings Bank except a demand account.

         SAVINGS BANK: The entity resulting from the Conversion to be known as Allied First Bank, sb or such other name as the Board of Directors of the Savings Bank may adopt and including for any period prior to September 1, 2001, its predecessor Allied Pilots Association Federal Credit Union.

         SEC:  U.S. Securities and Exchange Commission.

         SPECIAL MEETING: The Special Meeting of Members called for the purpose of considering and voting upon the Plan.

         STOCK OFFERING: Sale by the Holding Company of Holding Company Stock; and issuance and sale by the Savings Bank of its common stock to the Holding Company, all as provided for in the Plan.

         SUBSCRIPTION OFFERING: The offering of shares of Holding Company Stock for subscription and purchase pursuant to Section IV of the Plan.

         SUBSCRIPTION RIGHTS: Non-transferable, non-negotiable, personal rights of the Savings Bank's Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, and directors, Officers and employees to subscribe for shares of Holding Company Stock in the Subscription Offering.

         SUPPLEMENTAL ELIGIBILITY RECORD DATE: The last day of the calendar quarter preceding approval of the Plan by the applicable Regulatory Authority.


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         SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER: Any Person holding a Qualifying
Deposit in the Savings Bank (other than an Officer or director and their Associates) on the Supplemental Eligibility Record Date.

         UNDERWRITERS: The investment banking firm or firms agreeing to offer and sell Holding Company Stock in the Public Offering.

         VOTING RECORD DATE: The date set by the Board of Directors of the Savings Bank in accordance with applicable law for determining Members eligible to vote at the Special Meeting.

III.     CONVERSION PROCEDURE

         Prior to submission of the Plan to its Members for approval, the Savings Bank must receive the appropriate regulatory approvals. The following steps must be taken prior to such regulatory approval:

         A. The Board of Directors shall adopt the Plan by not less than a two-thirds vote.

         B. The Savings Bank shall notify its Members of the adoption of the Plan by publishing a statement in a newspaper having a general circulation in each community in which the Savings Bank maintains an office.

         C. Copies of the Plan adopted by the Board of Directors shall be made available for inspection at each office of the Savings Bank.

         D. The Savings Bank will promptly cause an Application for Approval of Conversion to be prepared and filed with the OBRE and the FDIC, a holding company application to be prepared and filed with the FRB and a Registration Statement to be prepared and filed with the SEC.

         E. Upon receipt of notice from the OBRE to do so, the Savings Bank shall notify its Members that it has filed the Application for Approval of Conversion by posting notice in each of its offices and by publishing notice in a newspaper having general circulation in each community in which the Savings Bank maintains an office.

         The Plan will be submitted to a vote of the Members at the Special Meeting following approval of the Plan by the OBRE and receipt of a non-objection by the FDIC. If the Plan is approved by Members in accordance with applicable law, the Savings Bank will take all other necessary steps pursuant to applicable laws and regulations to consummate the Conversion, including the holding company formation pursuant to the terms of the Plan.

         The Holding Company Stock will be offered for sale in the Subscription Offering at the Maximum Subscription Price to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and directors, Officers and employees of the Savings Bank, prior to or within 45 days after the date of the Special Meeting. The Savings Bank may, either concurrently with, at any time during, or promptly after the Subscription Offering, also offer the Holding Company Stock to and accept subscriptions from other Persons in a Direct Community Offering or a Public Offering; provided that the Savings Bank's Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and

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directors, Officers and employees shall have the priority rights to subscribe for Holding Company Stock as set forth in Section IV of the Plan. However, the Holding Company and the Savings Bank may delay commencing the Subscription Offering beyond such 45-day period in the event there exist unforeseen material adverse market or financial conditions. If the Subscription Offering commences prior to the Special Meeting, subscriptions will be accepted subject to the approval of the Plan at the Special Meeting.

         The period for the Subscription Offering and Direct Community Offering will be not less than 20 days nor more than 45 days, unless extended by the Board of Directors of the Savings Bank. Upon completion of the Subscription Offering and Direct Community Offering, if any, any unsubscribed shares of Holding Company Stock may be sold through the Underwriters to selected members of the general public in the Public Offering. If for any reason all of the shares are not sold in the Subscription Offering, Direct Community Offering, if any, and Public Offering, if any, the Holding Company and the Savings Bank will use their best efforts to obtain other purchasers, subject to approval by the applicable Regulatory Authority. Completion of the sale of all shares of Holding Company Stock not sold in the Subscription Offering is required within 45 days after termination of the Subscription Offering, subject to extension of such 45-day period by the Holding Company and the Savings Bank with the approval of the applicable Regulatory Authority. The Holding Company and the Savings Bank may jointly seek one or more extensions of such 45-day period if necessary to complete the sale of all shares of Holding Company Stock. In connection with such extensions, subscribers and other purchasers will be permitted to increase, decrease or rescind their subscriptions or purchase orders to the extent required by the applicable Regulatory Authority in approving the extensions. Completion of the sale of all shares of Holding Company Stock is required within 24 months after the date of the Special Meeting.

IV.      STOCK OFFERING
         --------------

         A.       TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF HOLDING COMPANY
                  STOCK

                           The total number of shares of Holding Company Stock
                  to be issued in the Conversion will be determined jointly by the Boards of Directors of the Holding Company and the Savings Bank prior to the commencement of the Subscription Offering, subject to adjustment, if necessitated by market or financial conditions, prior to consummation of the Conversion. The total number of shares of Holding Company Stock shall also be subject to increase in connection with any oversubscription in the Subscription Offering or Direct Community Offering.

                           The aggregate price for which all shares of Holding
                  Company Stock will be sold will be based on an independent appraisal of the estimated total PRO FORMA market value of the Holding Company and the Savings Bank. Such appraisal shall be performed in accordance with applicable regulatory guidelines and will be updated, as appropriate, under applicable regulations.

                           The appraisal will be made by an independent
                  investment banking or financial consulting firm experienced in the area of financial institutions appraisals. The appraisal will include, among other things, an analysis of the historical and PRO FORMA operating results and net worth of the Savings Bank following the Conversion and a comparison of the Holding Company, the Savings Bank and the Holding Company Stock with

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                  comparable financial institutions and holding companies and their respective outstanding capital stocks.

                           Based upon the independent appraisal, the Boards of
                  Directors of the Holding Company and the Savings Bank will jointly fix the Maximum Subscription Price.

                           If, following completion of the Subscription Offering
                  and Direct Community Offering, if any, a Public Offering is effected, the Actual Subscription Price for each share of Holding Company Stock will be the same as the Public Offering Price at which unsubscribed shares of Holding Company Stock are initially offered for sale by the Underwriters in the Public Offering.

                           If, upon completion of the Subscription Offering,
                  Direct Community Offering, if any, and Public Offering, if any, all of the Holding Company Stock is subscribed for or only a limited number of shares remain unsubscribed for, the Actual Subscription Price for each share of Holding Company Stock will be determined by dividing the estimated appraised aggregate PRO FORMA market value of the Holding Company and the Savings Bank after the Conversion, based on the independent appraisal as updated upon completion of the Subscription Offering or other sale of all of the Holding Company Stock, by the total number of shares of Holding Company Stock to be issued by the Holding Company upon Conversion. Such appraisal will then be expressed in terms of a specific aggregate dollar amount rather than as a range.

         B.       SUBSCRIPTION RIGHTS

                           Non-transferable Subscription Rights to purchase
                  Holding Company Stock will be issued without payment therefor to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and directors, Officers and employees of the Savings Bank as set forth below.

                  1.       PREFERENCE CATEGORY NO. 1:  ELIGIBLE ACCOUNT HOLDERS

                                    Each Eligible Account Holder shall receive
                           non-transferable Subscription Rights to subscribe for shares of Holding Company Stock in an amount equal to the greater of $150,000, or one-tenth of one percent (.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Holding Company Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in each case on the Eligibility Record Date.

                                    If sufficient shares are not available,
                           shares shall be allocated first to permit each subscribing Eligible Account Holder to purchase to the extent possible 100 shares, and thereafter among each subscribing Eligible Account Holder PRO RATA in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose

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                           subscriptions remain unsatisfied.

                                    Non-transferable Subscription Rights to
                           purchase Holding Company Stock received by directors and Officers of the Savings Bank and their Associates, based on their increased deposits in the Savings Bank in the one-year period preceding the Eligibility Record Date, shall be subordinated to all other subscriptions involving the exercise of non-transferable Subscription Rights of Eligible Account Holders.

                  2. PREFERENCE CATEGORY NO. 2: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS

                                    Each Supplemental Eligible Account Holder
                           shall receive non-transferable Subscription Rights to subscribe for shares of Holding Company Stock in an amount equal to the greater of $150,000, or one-tenth of one percent (.10%) of the total offering of Holding Company Stock, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Holding Company Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders in each case on the Supplemental Eligibility Record Date.

                                    Subscription Rights received pursuant to
                           this Category shall be subordinated to all Subscription Rights received by Eligible Account Holders pursuant to Category No. 1 above.

                                    Any non-transferable Subscription Rights to
                           purchase shares received by an Eligible Account Holder in accordance with Category No. 1 shall reduce to the extent thereof the Subscription Rights to be distributed to such Person pursuant to this Category.

                                    In the event of an oversubscription for
                           shares under this Category, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder PRO RATA in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

                  3.       PREFERENCE CATEGORY NO. 3:  OTHER MEMBERS

                                    Each Other Member shall receive
                           non-transferable Subscription Rights to subscribe for shares of Holding Company Stock remaining after satisfying the subscriptions provided for under Category Nos. 1 and 2 above, subject to the following conditions:

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                           a.       Each Other Member shall be entitled to
                                    subscribe for an amount of shares equal to the greater of $150,000, or one-tenth of one percent (.10%) of the total offering of Holding Company Stock, to the extent that Holding Company Stock is available.

                           b. In the event of an oversubscription for shares under this Category, the shares available shall be allocated among the subscribing Other Members PRO RATA based upon their respective subscriptions.

                  4.       PREFERENCE CATEGORY NO. 4:  DIRECTORS, OFFICERS AND
                           EMPLOYEES

                                    Each director, Officer and employee of the
                           Savings Bank as of the date of the commencement of the Subscription Offering shall be entitled to receive non-transferable Subscription Rights to purchase shares of the Holding Company Stock to the extent that shares are available after satisfying subscriptions under Category Nos. 1 through 3 above. The shares which may be purchased under this Category are subject to the following conditions:

                           a. The total number of shares which may be purchased under this Category may not exceed 24% of the number of shares of Holding Company Stock sold.

                           b. The maximum amount of shares which may be purchased under this Category by any Person is $150,000 of Holding Company Stock. In the event of an oversubscription for shares under this Category, the shares available shall be allocated PRO RATA among all subscribers in this Category based upon their respective subscriptions.

         C.       DIRECT COMMUNITY OFFERING AND PUBLIC OFFERING

                  1. Any shares of Holding Company Stock not subscribed for in the Subscription Offering may be offered for sale in a Direct Community Offering. This may involve an offering of all unsubscribed shares directly to the general public with a preference to those natural Persons residing in the county in which the Savings Bank has an office. The purchase price per share to the general public in a Direct Community Offering shall be the same as the Actual Subscription Price. The Holding Company and the Savings Bank may use an investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Direct Community Offering. The Holding Company and the Savings Bank may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription and Direct Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale. The Holding Company Stock will be offered and sold in the Direct Community Offering, if any, in accordance with OBRE and FDIC regulations, so as to achieve the widest distribution of the Holding Company Stock. No Person, by himself or herself, or with an Associate or group of Persons Acting in Concert, may subscribe for or purchase more than

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                           $150,000 of Holding Company Stock in the Direct
                           Community Offering, if any. Further, the Savings Bank may limit total subscriptions under this Section IV.C.1 so as to assure that the number of shares available for the Public Offering may be up to a specified percentage of the number of shares of Holding Company Stock. Finally, the Savings Bank may reserve shares offered in the Direct Community Offering for sales to institutional investors.

                           In the event of an oversubscription for shares in the Direct Community Offering, shares may be allocated (to the extent shares remain available) first to cover orders of natural Persons residing in the county in which the Savings Bank has an office, then to cover the orders of any other Person subscribing for shares in the Direct Community Offering so that each such Person may receive 1,000 shares, and thereafter, on a PRO RATA basis to such Persons based on the amount of their respective subscriptions.

                           The Boards of Directors of the Savings Bank and the Holding Company may, in their sole discretion, reject subscriptions, in whole or in part, received from any Person under this Section IV.C.1. Further, the Boards of Directors of the Savings Bank and the Holding Company may, in their sole discretion, elect to forego a Direct Community Offering and instead effect a Public Offering as described below.

                  2. Any shares of Holding Company Stock not sold in the Subscription Offering or in the Direct Community Offering, if any, may then be sold through the Underwriters to selected members of the general public in the Public Offering. It is expected that the Public Offering will commence as soon as practicable after termination of the Subscription Offering and the Direct Community Offering, if any. The Boards of Directors of the Savings Bank and the Holding Company, in their sole discretion, may reject any subscription, in whole or in part, received in the Public Offering. The Public Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided in Section III hereof. No Person, by himself or herself, or with an Associate or group of Persons Acting in Concert, may purchase more than $150,000 of Holding Company Stock in the Public Offering, if any.

                  3. If for any reason any shares remain unsold after the Subscription Offering, Direct Community Offering, if any, and Public Offering, if any, the Boards of Directors of the Holding Company and the Savings Bank will seek to make other arrangements for the sale of the remaining shares of Holding Company Stock. Such other arrangements will be subject to approval by any applicable Regulatory Authority and compliance with applicable securities laws.

         D. ADDITIONAL LIMITATIONS UPON PURCHASES OF SHARES OF HOLDING COMPANY STOCK


                           The following additional limitations shall be imposed
                  on all purchases of Holding Company Stock in the Conversion:

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                  1.       No Person, by himself or herself, or with an
                           Associate or group of Persons Acting in Concert, may subscribe for or purchase in the Conversion a number of shares of Holding Company Stock which exceeds an amount of shares equal to the lesser of $300,000 or 5% of the Holding Company Stock sold in the Conversion.

                  2. Directors and Officers and their Associates may not purchase in all categories in the Conversion an aggregate of more than 34% of the Holding Company Stock sold in the Conversion and Directors may not purchase more than 20% of the Holding Company Stock under Section IV.B.1.

                  3. The minimum number of shares of Holding Company Stock that may be purchased by any Person in the Conversion is 25 shares, provided sufficient shares are available.

                  4. The Boards of Directors of the Holding Company and the Savings Bank may, in their sole discretion, increase the maximum purchase limitation referred to in paragraph 1 of this subpart D, up to 9.99%, provided that orders for shares exceeding 5% of the Holding Company Stock sold in the Conversion shall not exceed, in the aggregate, 10% of the Holding Company Stock sold in the Conversion. Requests to purchase additional shares of Holding Company Stock under this provision will be allocated by the Boards of Directors on a PRO RATA basis giving priority in accordance with the priority rights set forth in this
                           Section IV.

                           Depending upon market and financial conditions, the
                  Boards of Directors of the Holding Company and the Savings Bank, with the approval of the applicable Regulatory Authority and without further approval of the Members, may increase or decrease any of the above purchase limitations.

                           For purposes of this Section IV, the Board of
                  Directors of the Holding Company and the Savings Bank shall not be deemed to be Associates or a group Acting in Concert solely as a result of their serving in such capacities.

                           Each Person purchasing Holding Company Stock in the
                  Conversion shall be deemed to confirm that such purchase does not conflict with the above purchase limitations.

         E. RESTRICTIONS AND OTHER CHARACTERISTICS OF HOLDING COMPANY STOCK BEING SOLD

                  1. TRANSFERABILITY. Holding Company Stock purchased by Persons other than directors and Officers of the Holding Company or the Savings Bank will be transferable without restriction. Shares purchased by directors or Officers shall not be sold or otherwise disposed of for value for a period of one year from the date of Conversion, except for any disposition of such shares (i) following the death of the original purchaser, or (ii) resulting from an exchange of securities in a merger or acquisition approved by the appropriate regulatory authority. Any

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                           transfers that could result in a change in control of
                           the Savings Bank or the Holding Company or result in the ownership by any Person or group Acting in Concert of more than 10% of any class of the Savings Bank's or the Holding Company's equity securities are subject to the prior approval of the appropriate regulatory authority.



                           The certificates representing shares of Holding Company Stock issued to directors and Officers shall bear a legend giving appropriate notice of the three-years holding period restriction. Appropriate instructions shall be given to the transfer agent for such stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares of common stock of the Holding Company subsequently issued as a stock dividend, stock split, or otherwise, with respect to any such restricted stock, shall be subject to the same holding period restrictions for Holding Company or Savings Bank directors and Officers as may be then applicable to such restricted stock.



                           No director or Officer of the Holding Company or of the Savings Bank, or Associate of such a director or Officer, shall purchase any outstanding shares of capital stock of the Holding Company for a period of three years following the Conversion without the prior written approval of the OBRE or FDIC, as the case may be, except through a broker or dealer registered with the SEC or in a "negotiated transaction" involving more than one percent of the then-outstanding shares of common stock of the Holding Company. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any Person acting on its behalf and the purchaser or his investment representative. The term "investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

                  2. REPURCHASE RIGHTS. Any stock repurchase by the Holding Company following the Conversion will, to the extent required, be made in accordance with policies of the FRB, FDIC and OBRE as in effect at the time of such stock repurchase.

                  3. VOTING RIGHTS. After Conversion, holders of Deposit Accounts and other Members will not have voting rights in the Savings Bank or the Holding Company. Exclusive voting rights as to the Savings Bank will be vested in the Holding Company, as the sole stockholder of the Savings Bank. Voting rights as to the Holding Company will be held exclusively by its stockholders.

         F.       EXERCISE OF SUBSCRIPTION RIGHTS; ORDER FORMS

                  1. Each Order Form will be preceded or accompanied by a subscription prospectus describing the Holding Company and the Savings Bank and the shares of Holding Company Stock being offered for subscription and containing all other information required by any Regulatory Authority or the SEC or necessary to

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

                           enable Persons to make informed investment decisions regarding the purchase of Holding Company Stock.

                  2. The Order Forms (or accompanying instructions) used for the Subscription Offering will contain, among other things, the following:

                           (i) A clear and intelligible explanation of the Subscription Rights granted under the Plan to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, and directors, Officers and employees;

                           (ii) A specified expiration date by which Order Forms must be returned to and actually received by the Savings Bank or its representative for purposes of exercising Subscription Rights, which date will be not less than 20 days after the Order Forms are mailed by the Savings Bank;

                           (iii) The Maximum Subscription Price to be paid for each share subscribed for when the Order Form is returned;

                           (iv) A statement that 25 shares is the minimum number of shares of Holding Company Stock that may be subscribed for under the Plan;

                           (v) A specifically designated blank space for indicating the number of shares being subscribed for;

                           (vi) A set of detailed instructions as to how to complete the Order Form including a statement as to the available alternative methods of payment for the shares being subscribed for;

                           (vii) Specifically designated blank spaces for dating and signing the Order Form;

                           (viii) An acknowledgment that the subscriber has received the subscription prospectus;

                           (ix) A statement of the consequences of failing to properly complete and return the Order Form, including a statement that the Subscription Rights will expire on the expiration date specified on the Order Form unless such expiration date is extended by the Boards of Directors of the Holding Company and the Savings Bank, and that the Subscription Rights may be exercised only by delivering the Order Form, properly completed and executed, to the Savings Bank or its representative by the expiration date, together with required payment of the Maximum Subscription Price for all shares of Holding Company Stock subscribed for;

                           (x) A statement that the Subscription Rights are non-transferable and that all shares of

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

                                    Holding Company Stock subscribed for upon exercise of Subscription Rights must be purchased on behalf of the Person exercising the Subscription Rights for his own account; and

                           (xi) A statement that, after receipt by the Savings Bank or its representative, a subscription may not be modified, withdrawn or canceled without the consent of the Savings Bank.

         G.       METHOD OF PAYMENT

                           Payment for all shares of Holding Company Stock
                  subscribed for, computed on the basis of the Maximum Subscription Price, must accompany all completed Order Forms. Payment may be made in cash (if presented in person), by check, or, if the subscriber has a Deposit Account in the Savings Bank (including a certificate of deposit), the subscriber may authorize the Savings Bank to charge the subscriber's Deposit Account.

                           If a subscriber authorizes the Savings Bank to charge
                  his or her Deposit Account, the funds will continue to earn interest, but may not be used by the subscriber until all Holding Company Stock has been sold or the Plan is terminated, whichever is earlier. The Savings Bank will allow subscribers to purchase shares by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties with the exception of prepaid interest in the form of promotional gifts. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum balance requirement, in which event the remaining balance will earn interest at the lowest rate paid by the Savings Bank. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Holding Company Stock under the Plan. Interest will also be paid, at not less than the then-lowest rate paid by the Savings Bank, on all orders paid in cash, by check or money order, from the date payment is received until consummation of the Conversion. Payments made in cash, by check or money order will be placed by the Savings Bank in an escrow or other account established specifically for this purpose.

                           In the event of an unfilled amount of any
                  subscription order, the Savings Bank will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after consummation of the Conversion, including any difference between the Maximum Subscription Price and the Actual Subscription Price (unless subscribers are afforded the right to apply such difference to the purchase of additional whole shares). If for any reason the Conversion is not consummated, purchasers will have refunded to them all payments made and all withdrawal authorizations will be canceled in the case of subscription payments authorized from Deposit Accounts at the Savings Bank.

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

         H.       UNDELIVERED, DEFECTIVE OR LATE ORDER FORMS; INSUFFICIENT
                  PAYMENT

                           The Boards of Directors of the Holding Company and
                  the Savings Bank shall have the absolute right, in their sole discretion, to reject any Order Form, including but not limited to, any Order Forms which (i) are not delivered or are returned by the United States Postal Service (or the addressee cannot be located); (ii) are not received back by the Savings Bank or its representative, or are received after the expiration date specified thereon; (iii) are defectively completed or executed; (iv) are not accompanied by the total required payment for the shares of Holding Company Stock subscribed for (including cases in which the subscribers' Deposit Accounts or certificate accounts are insufficient to cover the authorized withdrawal for the required payment); or
                  (v) are submitted by or on behalf of a Person whose representations the Boards of Directors of the Holding Company and the Savings Bank believe to be false or who they otherwise believe, either alone or Acting in Concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. In such event, the Subscription Rights of the Person to whom such rights have been granted will not be honored and will be treated as though such Person failed to return the completed Order Form within the time period specified therein. The Savings Bank may, but will not be required to, waive any irregularity relating to any Order Form or require submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Savings Bank may specify. The interpretation of the Holding Company and the Savings Bank of the terms and conditions of the Plan and of the proper completion of the Order Form will be final, subject to the authority of any applicable Regulatory Authority.

         I.       MEMBER IN NON-QUALIFIED STATES OR IN FOREIGN COUNTRIES

                           The Holding Company and the Savings Bank will make
                  reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for Holding Company Stock pursuant to the Plan reside. However, no shares will be offered or sold under the Plan to any such Person who (1) resides in a foreign country or (2) resides in a state of the United States in which a small number of Persons otherwise eligible to subscribe for shares under the Plan reside or as to which the Holding Company and the Savings Bank determine that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Holding Company or the Savings Bank or any of their Officers, directors or employees register, under the securities laws of such state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of Subscription Rights to any such Person.

V.       ARTICLES OF INCORPORATION AND BYLAWS

         A. As part of the Conversion, the Savings Bank will take all appropriate steps to amend its articles of incorporation to read in the form of a stock savings institution articles of incorporation as prescribed by the OBRE and, if applicable, the FDIC. A copy of the proposed stock articles of incorporation is available upon request. By their approval of the Plan, the Members of the Savings Bank will thereby approve and adopt such articles of incorporation.

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

         B. The Savings Bank will also take appropriate steps to amend its bylaws to read in the form prescribed by the OBRE, if applicable, the FDIC for a stock savings institution. A copy of the proposed stock bylaws is available upon request.

         C. The effective date of the adoption of the Savings Bank's stock articles of incorporation and bylaws shall be the date of the issuance and sale of the Holding Company Conversion Stock as specified by the OBRE, and, as applicable the FDIC.

         D. A copy of the proposed certificate or articles of incorporation of the Holding Company will be made available to members upon request.

VI.      DIRECTORS OF THE HOLDING COMPANY AND THE SAVINGS BANK

         Each Person serving as a member of the Board of Directors of the Savings Bank at the time of the Conversion will thereupon become a director of the Holding Company and the Savings Bank after Conversion unless otherwise determined by the Boards of Directors of the Holding Company and the Savings Bank.

VII.     SECURITIES REGISTRATION AND MARKET MAKING

         Promptly following the Conversion, the Holding Company will register its stock with the SEC pursuant to the Exchange Act. In connection with the registration, the Holding Company will undertake not to deregister such stock, without the approval of the applicable Regulatory Authority and the SEC, for a period of three years thereafter.

         The Holding Company shall use its best efforts to encourage and assist two or more market makers to establish and maintain a market for its common stock promptly following Conversion. The Holding Company will also use its best efforts to cause its common stock to be quoted on the Nasdaq System or to be listed on a national or regional securities exchange.

VIII.    STATUS OF DEPOSIT ACCOUNTS AND LOANS SUBSEQUENT TO CONVERSION

         Each Deposit Account holder shall retain, without payment, a withdrawable Deposit Account or Accounts in the Savings Bank, equal in amount to the withdrawable value of such account holder's Deposit Account or Accounts in the Savings Bank immediately prior to Conversion. All Deposit Accounts will be insured by the BIF up to the applicable limits of insurance coverage, and each shall be subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in the Savings Bank immediately prior to the Conversion. All loans shall retain the same status in the Savings Bank immediately after Conversion as such loans had in the hands of the Savings Bank immediately prior to Conversion.

IX.      LIQUIDATION ACCOUNT

         For purposes of granting to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts at the Savings Bank a priority in the event of a complete liquidation of the Savings Bank after the Conversion, the Savings Bank will, at the time of Conversion, establish a liquidation account in an amount equal to the net worth of the Savings Bank as shown on the latest statement of financial condition of the Savings Bank contained in the final prospectus used in connection with the Conversion. The creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the regulatory capital accounts of the Savings Bank; provided, however, that such regulatory capital accounts will not be voluntarily reduced below the required dollar amount of the liquidation account. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to the Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance ("subaccount balance").

         The initial subaccount balance of a Deposit Account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the Qualifying Deposit in the Deposit Account on the Eligibility Record Date and/or the Supplemental Eligibility Record Date and the denominator is the total amount of the Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders on such record dates in the Savings Bank. For Deposit Accounts in existence at both dates, separate subaccounts shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on such record dates. Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below.

         If the deposit balance in any Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the record date is less than the lesser of (i) the deposit balance in such Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit in such Deposit Account on the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance shall be reduced in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Deposit Account. If all funds in such Deposit Account are withdrawn, the related subaccount balance shall be reduced to zero.

         In the event of a complete liquidation of the Savings Bank after the Conversion (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then-current adjusted subaccount balances for Deposit Accounts then held before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of Deposit Accounts and other liabilities, or similar transactions with another institution the accounts of which are insured by the FDIC, shall be considered to be a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

X.       AMENDMENT OR TERMINATION OF PLAN

         If necessary or desirable, the Plan may be amended at any time prior to submission of the Plan and ballot materials to the Members by a two-thirds vote of the respective Boards of Directors of the Holding Company and the Savings Bank. After submission of the Plan and proxy materials to the Members, the Plan may be amended by a two-thirds vote of the respective Boards of Directors of the Holding Company and the Savings Bank only with the concurrence of the applicable Regulatory

Authority. In the event that the Savings Bank determines that for tax purposes or otherwise it is in the best interest of the Savings Bank to reorganize without the concurrent formation of a holding company, the Plan may be substantively amended, with approval, of the applicable Regulatory Authority in such respects as the Board of Directors of the Savings Bank deems appropriate to reflect such change. In the event the Plan is so amended, common stock of the Savings Bank will be substituted for Holding Company Stock in the Subscription, Direct Community or Public Offerings, and subscribers will be resolicited as described in Section IV hereof. Any amendments to the Plan (including amendments to reflect the elimination of the concurrent holding company formation) made after approval by the Members with the concurrence of the applicable Regulatory Authority shall not necessitate further approval by the Members unless otherwise required by such authority.

         The Plan may be terminated by a two-thirds vote of the Savings Bank's Board of Directors at any time prior to the Special Meeting of Members, and at any time following such Special Meeting with the concurrence of the applicable Regulatory Authority. In its discretion, the Board of Directors of the Savings Bank may modify or terminate the Plan upon the order or with the approval of the applicable Regulatory Authority and without further approval by Members. The Plan shall terminate if the sale of all shares of Holding Company Stock is not completed within 24 months of the date of the Special Meeting. A specific resolution approved by a majority of the Board of Directors of the Savings Bank is required in order for the Savings Bank to terminate the Plan prior to the end of such 24-month period.

XI.      EXPENSES OF THE CONVERSION

         The Holding Company and the Savings Bank shall use their best efforts to assure that expenses incurred by them in connection with the Conversion shall be reasonable.

XII.     TAX RULING OR OPINION

         Consummation of the Conversion is expressly conditioned upon prior receipt of either a ruling of the United States Internal Revenue Service or an opinion of tax counsel with respect to federal taxation, and either a ruling of the Illinois taxation authorities or an opinion of tax counsel or other tax advisor with respect to Illinois taxation, to the effect that consummation of the transactions contemplated herein will not be taxable to the Holding Company or the Savings Bank after Conversion.

XIII.    EXTENSION OF CREDIT FOR PURCHASE OF STOCK

         The Savings Bank may not knowingly loan funds or otherwise extend credit to any Person to purchase in the Conversion shares of Holding Company Stock.

XIV.     RESTRICTIONS ON ACQUISITION OF CONVERTED SAVINGS BANK

         Regulations of the OBRE and the FDIC limit acquisitions, and offers to acquire, direct or indirect beneficial ownership of 10% or more of any class of an equity security of the Savings Bank or the Holding Company. In addition, consistent with the regulations of the OBRE and the FDIC, the articles of incorporation of the Savings Bank shall provide that for a period of five years following completion of the Conversion: (i) no Person (i.e., no individual, group acting in concert, corporation, partnership, association, joint stock company, trust, or unincorporated organization or similar company, syndicate, or any other group formed for the purpose of acquiring, holding or disposing of securities of an uninsured institution) shall directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of the Savings Bank's equity securities. Shares beneficially owned in violation of this charter provision shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matter submitted to the shareholders for a vote. This limitation shall not apply to any offer to acquire or acquisition of beneficial ownership or more than 10% of the common stock of the Savings Bank by a corporation whose ownership is or will be substantially the same as the ownership of the Savings Bank, provided that (i) the offer or acquisition is made more than one year following the date of completion of the Conversion; (ii) stockholders shall not be permitted to cumulate their votes for elections of directors; and (iii) special meetings of the stockholders relating to changes in control or amendment of the charter may only be called by the Board of Directors.













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